Exhibit 99.2

CORPORATE PARTICIPANTS

Bob Gargus

Applied Micro Circuits Corporation—SVP and CFO

Paramesh Gopi

Applied Micro Circuits Corporation—President and CEO

CONFERENCE CALL PARTICIPANTS

Christian Schwab

Craig-Hallum Capital Group—Analyst

Shawn Simmons

Oppenheimer & Co—Analyst

Vijay Rakesh

Sterne, Agee & Leach, Inc.—Analyst

Patrick Wang

Evercore Partners—Analyst

Sandy Harrison

Wunderlich Securities—Analyst

Brian Thonn

Kingdom Ridge Capital—Investor

Christopher Longiaru

Sidoti & Company—Analyst

PRESENTATION

Operator

Good day ladies and gentlemen, and welcome to the second quarter 2013 Applied Micro Circuits Corporation earnings conference call. My name is Deanna and I will be the operator for today. At this time, all participants are in a listen-only mode. Later, we will take questions.

(Operator Instructions)

As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today, Mr. Bob Gargus, Senior Vice President and Chief Financial Officer. Please go ahead.

Bob Gargus —Applied Micro Circuits Corporation—SVP and CFO

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO. Before turning the call over to Paramesh, I want to remind you that forward-looking statements discussed on this call including guidance we will provide on revenue, non-GAAP gross margins, non-GAAP operating expenses and certain other financial targets are based on the limited information available to us today. That information is likely to change.

There are numerous risks and uncertainties that affect our business and may affect these forward-looking statements. Risks such as product development and introductions, design wins, manufacturing and supply availability, product demand and mix, the impact of personnel reductions and departures, employee relations and the integration of new or moved operations, risks resulting from macroeconomic conditions in markets, and other risks as set forth in our SEC filings, including our Form 10-K for the year ended March 31st, 2012. Our actual results may differ materially from these forward-looking statements.

AppliedMicro assumes no obligation to update forward-looking statements made on this call. I want to point out that AppliedMicro has several analysts that cover our stock and this creates a range of variability relative to the street financial models. When we say street estimates, we mean the consensus of the major analyst models and not necessarily the guidance that was given by the Company.

With that I am going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi —Applied Micro Circuits Corporation—President and CEO

Thanks, Bob.

Let’s start with a general overview of second-quarter fiscal year 2013 before going into details on the individual product lines. Here are some highlights of the September quarter and our related guidance:

•

We exceeded the top line for the September quarter and met the bottom-line. Our overall increased gross margin from the higher revenue was offset by additional expenditures associated with our 64-bit ARM Server on a Chip platform development;

•	September quarterly profits would have been a positive $1.1 million or $0.02 EPS without the ARM related expenditures and were a loss of $10.5 million or $0.16 EPS inclusive of the ARM expenditures;

•	Overall, book-to-bill for the quarter was 1.05;

•

We will be guiding revenues up to be 8% to 12% sequentially for the December quarter, and we are entering the quarter with a healthy 81% in backlog at the start of the quarter. Turns required to make the December quarter would be the second-lowest we have done since the fourth quarter of fiscal year 2011;

•

X-Gene, the world’s first ARM v8 64-bit Server on a Chip platform is executing to schedule and our design win momentum continues to be extremely strong. More detail, as well as additional news regarding this category-defining product, will come out at the ARM Technology Conference next week;

•	Our strategy to converge processors and connectivity into the data center is working well, and our new products are beginning to ramp; ,

•	Finally, we remain committed and on track to achieving quarterly breakeven in the upcoming March 2013 quarter at the $55 million to $60 million revenue level.

With that, let me get into each of the product lines, with a business update, design wins and new product picture, as well as a brief summary.

Let’s begin with our Connectivity business.

Despite the rather flat overall market for optical components in the September quarter, APM’s Connectivity business continued to grow, fueled by the success of our new product ramps as we transition to a Data Center product focus. The new products (defined as those released in fiscal year 2009 or later and mostly aimed at the Data Center) grew from 19% in the March quarter to 24% of Connectivity revenues in the June quarter and reached 33% of Connectivity revenues this quarter. This success reflects strong penetration in the newest customer systems and line cards that are growing disproportionately when compared to legacy products. A prime example of this would be Cisco’s ASR 9K platform. Product revenue for the Connectivity products was $21.3 million for the September quarter and was up 22% sequentially over the June quarter.

Let’s look at what drove the improvements in our connectivity business.

Our data center PHy products are showing very strong strength, led by our breakthrough CMOS QPSK 100-gigabit per second mux and Gearbox product lines, while our PQX family of OTN Data Center products continued to gain traction. The QPSK (32-gig transmitter for coherent optical modules) has taken advantage of a redesign cycle by numerous module producers and more than seven of them have chosen us in the September quarter alone. Our Gearbox product has the best Telecom-grade performance of any CMOS mix signal device in the industry, making it the component of choice for metro and Data Center scale out platforms.

PQX has now become the default leading edge router PHy platform for WDM and DWDM systems for both metro and core networks. Its production ramp continues at multiple customers and it is well on our way to becoming our flagship product. The combination of PQX and our soft silicon products provides the most compelling converged Telco service provider Data Center platforms for networking and cloud system OEMs.

APM’s datacenter products led by our QT2225 ethernet PHy’s continue to gain traction. I’m extremely excited to announce that we won two major Tier 1 design wins for our 10GBase-T copper transceiver products that will begin to ship about a year from now. Our ultra-low power Data Center short-reach product with its very low power requirements is a key differentiator in our 10GBase-T offering. Again, all this is consistent with our overall transition to a Data Center-focused semiconductor company.

In summary, our Connectivity business is growing based on our new products despite the generally muted overall market conditions. We’ve successfully entered the 10GBase-T market, and our mixed signal PHy products are ramping very nicely. Overall, our analog and mixed signal expertise has been demonstrated with greater success in multiple products.

Let’s go to our Processor business now.

The largest volume platforms in the enterprise and cloud Data Center comprise Top of Rack and dense wiring closet switches. These switch platforms are transitioning from lightly managed to software-defined network (SDN) platforms. This is fueling the need for multi-core, multi-ISA, low-power embedded processors in the control plane. This benefits AppliedMicro because it plays to the strength of our PacketPro-embedded product line where we combine PowerPC and ARM architectures on a single monolithic die. We are expecting seven design wins to begin production ramps later this year. We also secured multiple design wins on large document processing platforms.

Pricing remains very competitive in the enterprise, the small and medium business and prosumer markets, and we just released our APM86190 and 86290 products, which will begin to ramp late this quarter. Processor product revenues for the quarter were $23.8 million and were up sequentially by 6%.

Let’s look at what drove the improvements in our Processor business.

Our first wave of 40-nanometer TSM based designs will ship from customer development platforms to full production in the next six months. This will mark a significantly reduced dependence on IBM as a fab partner and represents a major step in the execution of our strategic objectives.

Now let’s turn to X-Gene, our ARM v8 64-bit Server on Chip platform solution.

APM with its X-Gene architecture remains the clear leader and category creator in the ARM 64-bit cloud server market with plans to be shipping for revenue in late calendar 2013 to early calendar 2014. The unique architecture of X-Gene takes into account the real workload requirements of public and enterprise cloud servers.

As we previously announced, X-Gene will combine world-class server processing with very unique and difficult analog and mixed-signal I/O to create and optimize total cost of ownership, or TCO solutions, for cloud server workloads. Our solution will satisfy the demand of a market that is almost $5 billion and expanding rapidly.

I’d like to take a few moments to point out the significance of the X-Gene platform in the wake of us creating and leading the 64-bit cloud micro server revolution:

•	X-Gene incorporates a ground-up, clean sheet, full custom, 64-bit processor core that was designed for 3 gigahertz operation;

•	X-Gene includes full enterprise grade security, ECC, RAS and other sector virtualization features that are standard and expected across the enterprise and cloud infrastructure;

•	X-Gene includes a grounds-up scalable, low-powered terabit per second coherent fabric that enables large scale-out systems;

•	X-Gene also uses fully-integrated mixed signal interfaces such as 8, 12 and 32-gigabit per second serial I/Os, PCI-e gen 3 and 10-gigabit ethernet native;

•

Applied Micro is uniquely qualified to leverage our entire analog and mixed-signal portfolio from our Data Center optical physical-layered devices to our copper twisted-pair 10-gig transceivers, all of which are set to fuel our base business growth;

•

X-Gene is the world’s first Server on a Chip platform that will be the basis for ARM v8-based cloud server platforms. Leveraging our analog and mixed-signal assets from our base Connectivity business puts us in a unique and highly-differentiated leadership position as we seed and drive the cloud micro server market.

Early trends in cloud computing show that Data Center hosting remains strong. Markets worldwide are exhibiting strong supply and demand dynamics resulting from increased demand for Data Center outsourcing. A recent Gartner report highlighted strong Internet Data Center demand for servers, and this is the type of environment where low-end servers and vendors outside the top 10 pervade. These vendors again outpaced the broader market, growing 17.5% year on year, almost quadruple the aggregate rate and accounted for 55% of the growth of the market as a whole.

An example of this trend is NASDAQ’s FinQloud teaming up with Amazon to offer both dealers and traders cloud services that meet regulatory and compliance requirements. This is perhaps the first of many cloud services that target the special needs of a given vertical. I am excited about the fact that we are ahead on several product development and deployment milestones. Please plan on joining us at the ARM Technology Conference on November 1st in Santa Clara for further details.

Earlier today we announced the first of several key ecosystem partnerships for X-Gene. Red Hat Software, a world leader in cloud and enterprise computing and software along with ARM, publicly acknowledged support for our ground-breaking server-on-chip platforms for cloud and enterprise deployment, validating our role in category creation and leadership in this rapidly-growing, high TAM market. This first announcement is the start of a groundswell of ecosystem partners moving toward establishing X-Gene and 64-bit ARM as key enablers for next-generation cloud and enterprise Data Centers.

With that, let me turn the call over to Bob. Bob?

Bob Gargus —Applied Micro Circuits Corporation—SVP and CFO

Thanks Paramesh.

Second-quarter revenues were $46.3 million, up $5.0 million or 12% compared to the prior quarter and down 29% compared to the same quarter a year ago. The $46.3 million was approximately $1 million above the Street consensus.

Sales to North America accounted for 37% of total revenues; sales to Europe contributed 21%; and sales to Asia contributed 42%. Wintec, a global logistical support vendor, accounted for approximately 20% of September-quarter revenues compared to 18% in the June quarter. There were two distributors that were more than 10%—Worldwide Avnet, which accounted for 28%, which was the same in the June quarter; and Flextronics, which was 12%, and less than 10% in the June quarter.

Distributor revenues for the last quarter were approximately $30.2 million compared to $26.9 million for the prior quarter. Inventory in the channel based on sell-through numbers decreased to 51 days compared to 66 days for the June quarter.

Turning to the P&L: Our second-quarter non-GAAP net loss was in line with the Street consensus: a loss of $10.5 million, or minus $0.16 per share compared to the non-GAAP net loss of $11.4 million, or $0.18 per share for the prior quarter. Our non-GAAP operating margin was a negative 24.9% of revenue and increased 5.3 points from the negative 30.2% achieved in the last quarter. Our non-GAAP EBITDA for the quarter was a negative $8 million or 17.2% of revenues compared to a negative $9.6 million or 23.4% of revenues for the prior quarter.

The second-quarter non-GAAP gross margins, including licensing, was 57.5% compared to 57.8% for the June quarter. This was at the higher end of our guidance of 57% plus or minus half a point. Looking forward to the December quarter, we are expecting licensing revenues to be approximately $1.0 million and we are expecting overall gross margins for the December quarter, including licensing, to be approximately 57.5% plus or minus half a point.

Non-GAAP operating expenses were $38.1 million compared to our guidance of $37 million, plus or minus $0.5 million. The operating expenses were higher than our guidance, mainly due to incremental R&D costs related to our X-Gene project as it approaches tape-out. For the December quarter, we are expecting our operating expenses to be in the range of $38 million to $38.5 million. Our non-GAAP interest and other income was $0.7 million. Interest income is expected to be approximately $0.6 million for the December quarter, and we expect our tax rate to continue at the 3% rate for the next several quarters. The share count for EPS purposes was 64.9 million shares.

Looking forward at the December quarter, we expect the share count to be approximately 66 million shares, the increase primarily due to additional quarterly grants related to the Veloce acquisition and additional shares related to our employee retention program likely to vest in November.

Turning to the balance sheet: Our cash and investments total $89.7 million or approximately $1.37 per share at the end of the second quarter, a decrease of approximately $6.5 million from the June quarter. Our DSO at the end of September was 28 days, and we expect this to be in the range of 30 to 42 days going forward. Our inventory turns for the September quarter were 4.3.

The bottom line is that DSO and inventory on the balance sheet, as well as in the channel, have improved for two quarters. Revenues have expanded and we are guiding up for the December quarter. Gross margins have stabilized and could increase later in the year. Our development schedules are on track, and X-Gene is going well.

The only thing that is slightly negative is the drop in cash, but we are well on our way to fixing that. As previously stated, we should break even in the March quarter and should exit fiscal year 2013 with approximately $70 million of cash on our balance sheet.

Turning to GAAP: As you know, our non-GAAP financials exclude certain items required by GAAP. Our net loss on a GAAP basis was $21.6 million versus a net loss of $23.4 million last quarter. The difference in our second-quarter GAAP net loss of $21.6 million and our second-quarter non-GAAP net loss of $10.5 million is a delta of $11.1 million. The $11.1 million is primarily comprised of:

1)	$2.3 million for the acquisition of Veloce;

2)	$7.6 million of stock-based compensation; and

3)	$1.3 million of amortization of purchased intangibles.

A complete reconciliation between GAAP and non-GAAP financials can be found in our earnings release, which can be found in the Investor Relations section of our website. Please note that there is no reconciliation for forward-looking, non-GAAP measures.

That concludes my remarks. Let me turn the call over to Paramesh. Paramesh?

Paramesh Gopi —Applied Micro Circuits Corporation—President and CEO

Thanks, Bob. In summary, we are executing to our plan exactly as we outlined to you two quarters ago and last quarter.

We made the September quarter and our guiding sequential revenues up to be 8% to 12%. I want to emphasize that our book-to-bill is strong, and our guidance depends on 19% turns based on our increased revenue guidance. I will also note that while the macro climate curtails visibility, our OTN and Data Center service provider wins are secure and are poised to ramp. Our product mix is changing, congruent with our strategy, which is to position our Company towards the large growth Data Center market, and our execution is on track.

I will once again confirm that our commitment is to breakeven in the March 2013 quarter as we approach the $55 million to $60 million revenue level.

Please join us at the ARM Technology Conference November 1 in Santa Clara to get an important update on our ground-breaking X-Gene platform.

With that, let me turn the call over to Bob. Bob?

Bob Gargus —Applied Micro Circuits Corporation—SVP and CFO

Thank you, Paramesh.

Just before going to Q&A, let me specifically recap our guidance for the September quarter.

1)	Total revenues to be up 8% to 12% sequentially with the mid-point of approximately $51.0 million;

2)	Total gross margins of 57.5%, plus or minus half a point;

3)	OpEx roughly $38 million to $38.5 million;

4)	Interest income of $0.6 million; and

5)	A tax rate of 3%.

That concludes our formal remarks. Operator, please provide instructions to our listeners for the queuing process.

QUESTION AND ANSWER

Operator

(Operator Instructions).

Patrick Wang, Evercore Partners.

Patrick Wang —Evercore Partners—Analyst

Hi Guys. First question, I was hoping you could maybe walk us through how you get to breakeven in the March quarter. When I take a look at what you are guiding for OpEx, here in the December quarter, it implies that either a pretty strong ramp into the March quarter or compensation on the OpEx side. If you could help out with that, please.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

So Patrick, we’re not really ready to get into a lot of detail relative to how we’re going to accomplish this. I can tell you that we have a complete plan as to how we’re going to do it. It does involve some revenue growth, some margin expansion, and it does have us reducing operating expenses accordingly. But because we haven’t officially announced some of those details to employees and the other things that would be involved, it would be inappropriate for us to kind of pre-announce it now.

Patrick Wang —Evercore Partners—Analyst

Okay, I understand.

Paramesh Gopi —Applied Micro Circuits Corporation—President and CEO

And Patrick, I will add one more piece of color there. As you know when we started this, we were going to — the key part of our Company was to essentially focus us toward a large-scale Data Center market. And part of it was essentially revolving our entire strategy around the ARM architecture, a lot more focused relative to future products, and a transition out of the IBM fab, for our legacy products.

So it is completely congruent, to Bob’s point, with where we said we were going to go when we started this entire X-Gene exercise.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Plus, I’ll just add also with the tape out of X-Gene in the December quarter, you kind of have your expenses hitting a high point at that point in time because of tapeouts and other things. So hopefully you’ll — let’s put it this way — in the January call, we’ll be able to go through all the detail.

Patrick Wang —Evercore Partners—Analyst

Got you. And Paramesh, at the very end, I caught you saying something about $55 million to $60 million kind of revenue range. Is that kind of the preliminary view of generally how you guys could grow into that next quarter?

Paramesh Gopi —Applied Micro Circuits Corporation—President and CEO

Actually, that is what we committed earlier in the year, so I have merely restated what we’ve been saying for the last two calls, right? Bob, if you want to add color to that.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

So my color is going to be that we only give guidance one quarter at a time, so we’ve given the December quarter. And if— from a CFO perspective, I’d much rather guide us to be breakeven at the lower end of that revenue range than the higher end.

Patrick Wang —Evercore Partners—Analyst

Got it. That’s helpful. And then just for my second question, Paramesh, can you take us through some of the key milestones that we have ahead of us for X-Gene before you start seeing production revenues. I think you said late 2013, early 2014 in the calendar year. And then also to that note, if you could address the competitive situation, I think we’ve heard a lot of chatter from some of the other competitors out there, private company, and another public company. Could you please enlighten us?

Paramesh Gopi —Applied Micro Circuits Corporation—President and CEO

Sure. I think the — let’s start by saying that we’re extremely, extremely pleased with what we’ve done so far. I think that on the last call I had outlined two or three key events that would occur. One was obviously the silicon; the other was obviously, the ecosystem; and the third was the customer base. All these three form the vertices of a triangle that will basically lead to customers adopting X-Gene in the cloud micro server market, right.

So I want to reemphasize that we were the first licensee for ARM. We built our own core, ground breaking core. We talked to you about FPGA platforms. The proof that we have a complete enterprise-grade operating system ready and announceable today should tell investors that from a 64-bit perspective, there’s no more — there’s no doubts or there is nothing else that needs to be validated. I hope you saw the press release this morning, which talked about the amount of work that the Red Hat guys, ARM and us have done to really seed the real part of the cloud micro server market for 64-bit ARM.

From a competitive perspective, the one thing I want to emphasize that I probably haven’t emphasized in the past and will become more obvious as X-Gene becomes real going forward is that there is no company on the planet that has the portfolio of mix-signal assets that Applied Micro has that will be leveraged to provide a truly low TCO solution.

For instance, all of our announced shipping for revenue transceiver parts, backplane parts, Serdes parts, physical layer parts — each one of them has found their way into the X-Gene platform and into the architecture. The reason we are able to provide a true Server on Chip with the type of fabric and mixed signal integration that we can talk about and the TCO that we can talk about is exactly the combination of the portfolio of our mixed signal and analog technology, along with our 2.5 to 3.0 gigahertz processor technology. That is unprecedented in this space.

So from a competitive position, our view is that we are not just — a year, a year and a half to two years ahead on the core, there’s no other competition that has our suite of datacenter, mixed-signal and analog PHy assets.

So from taking and really driving not just the ecosystem but the new form factors, the new TCOs, the new actual size density requirements, there’s no other Company that has — ARM Company that has or competitor that has that portfolio of technologies that is being brought to bear.

I would really invite you to come to the ARM Technology Conference because not only will it show you the amount of progress we’ve made, but also give you a real vista into what it takes not to put together a demo platform, but a production-quality ecosystem that will be married into the highest integration of mix-signal and analog, along with industry ground-breaking processor technology.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

This is Bob. Patrick, you can probably conclude from those remarks that you’ll see several additional announcements that will come out of TechCon, but we’re not going to talk about them today. We’ll just tease you, I guess, is all I can say.

Patrick Wang —Evercore Partners—Analyst

Got it. So I guess, stay tuned. Well, I look forward to that. Thanks so much, and great job, guys.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Thanks.

Operator

Rick Schafer, Oppenheimer & Co.

Shawn Simmons —Oppenheimer & Co.—Analyst

Hi Guys, this is Shawn Simmons calling in for Rick. I just like to echo my congratulations on a great quarter and guide.

Just looking into the December quarter, I mean, most of your peers are obviously guiding for sequential declines, right, and a very tough macro environment whereas you guys are guiding up, you know, 10% at the midpoint.

What’s driving that growth? Is it on the OTN and connectivity side? Does that continue into the calendar fourth quarter? Are we starting to see some of the processor ramps? Any more color on that would be great.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

We’ll see growth in both. Okay. I think you may see the processor piece grow a little bit more in dollars in the December quarter than the connectivity, but you will see quarter-to-quarter growth in both. I think that’s reflective of the gross margin kind of more or less staying flat from that perspective, and the confidence we have is based on the amount of backlog we have. And as we pointed out, the number of turns is the second lowest we’ve had to do in a long time with the lowest being last quarter. So it kind of continues that trend.

And also if you look at the way things are poised from an inventory point of view, I mean, we’re down to 50 days of inventory in the channel. Our turns are at 4.3. So if demand does pick up in any way, anywhere almost, it doesn’t matter whether it’s the channel or direct, it is going to come through to us pretty quickly.

Shawn Simmons —Oppenheimer & Co.—Analyst

Okay, great. And then switching gears back to X-Gene, do you guys expect to be in silicon by this quarter? I guess, is that on the 40-nanometer side, or is that 28-nanometer? Is that both? If it’s just 40-nanometer, when would you expect the 28th-nanometer part to be available?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Just remember that we talked about this — our goal was 28-nanometer, and 3 gigahertz was what we publicly announced. If you want more details, I will direct you to TechCon.

Shawn Simmons —Oppenheimer & Co.—Analyst

Well, I’ll be there.

And then, I guess my last question focusing more on the balance sheet, Bob, can you just talk about a minimum cash balance? I know you guys publicly stated, you know, in the past that it is around that $70 million to $75 million, and it sounds like you’re going to hit that right at the end of the March quarter. Any more color around that would be great.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

So right now I’d say we’re poised to end the year at about $70 million. That might be give or take a couple of million based on how certain severance actions and stuff take place as part of what we go through. But I’d say that’s a reasonable number for us. Ideally, we’d like it to be $75 million, but it’s not that far away. And if we get to break even, then we won’t be burning cash. So I think overall, things are working out pretty well.

Shawn Simmons —Oppenheimer & Co.—Analyst

Okay, great. Thanks, guys.

Operator

Sandy Harrison, Wunderlich.

Sandy Harrison —Wunderlich Securities, Inc.—Analyst

Thanks, good afternoon, guys. So a quick question, Paramesh. You hit on a couple of things in your prepared remarks and on one of the early questions, mainly about I/O. So if you look at what you guys are coming to market with, the suggestion is, it truly is a Server on a Chip with all the I/O and the other networking capabilities on it. And as you stated, most of — actually all of your competitors who are looking at doing something like this don’t have the breadth of product.

Clearly you looked at different options before you came to market of doing a complete solution versus more processor-oriented with some hooks, but not a lot of hooks, and you determined that it made more sense to come with a much more complex solution than less.

With that in mind and recognizing you probably looked intimately at these things, what are the options that the other players have to do in order to even sort of, look to compete on a level here, first of all?

And then the second question is, are you trying to do too much? Are you cutting into some special sauce of some of these players, or is this really what you think you need to be successful?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Well, Sandy, let me start by saying this strategy was written three and a half years ago. So it’s been a very deliberate road to where we are today. X-Gene was not an afterthought. X-Gene was not a copy. X-Gene was conceived after a real, real deep dive into understanding how we re-think a complete cloud server.

So I want to take you back to when I started to take over the Company in 2009. The Company’s fundamental technology expertise was mixed-signal I/O for telecom networks. And the Company at that time had an embedded processor business based on a embedded core of PowerPC type IP from IBM.

When we got here, the thought process was, how do we really reposition the Company to go after a very large market?

So before the word cloud server was fashionable, we had the unique opportunity of intercepting the trend by talking to the actual key cloud service providers, the top guys in the world, who actually managed their Data Centers for profit. And one of the big things was energy costs and TCO.

So if you look at it, the inception of X-Gene started with re-thinking a server, grounds up. So in order to re-think a server, there’s three major components, right? There is essentially the I/O or the communications component, there’s the computing component, and then there is the scale-out or the fabric component to have a lot more cores for these independent Internet workloads, right. Open source workloads.

So what we ended up doing was we decided that from day one all the investments we would make — believe it or not, every single announced product that is shipping for revenue today has its imprint on our first and second and third-generation X-Gene silicon platforms coming out. And it’s amazing to us because the people who run these Data Centers all want to make sure that the I/O that they are going to use are the lowest power I/O, the most comprehensive integrable I/O, the lowest latency I/O.

So to be able to control all of these pieces required us to think grounds-up of the technology that we needed. So I think — we took a really, really deliberate large step to do this. And every part of X-Gene has been proven out in a commercially shipping product on the communications side.

So the processor pieces of it were the groundbreaking pieces that are going to come to bear to be mated with our communications strategy that has been the DNA of the Company for a very long time.

So we’re very confident because if you do something like this we have to re-think the server; we have to make sure that we are making the right trade-offs; and most importantly, we have to listen to customers and make a large change to their TCOs. And there’s nothing more important than combining communications with computing to change the effective TCO in the Data Center.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

And then don’t lose sight of the fact, too, that we’ve stated that it tapes-out here in about less than two months here roughly. So you can infer from that, we’re pretty close.

Sandy Harrison —Wunderlich Securities, Inc.—Analyst

Got you. And then transitioning to some of the other products, you talked a little bit about some of the wins you’ve had in your copper 10-gig. Are you benefiting from the exit of one of your competitors or the selling of one of your competitor’s technologies to another company? Is that something that is helping you guys on the design win front?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Actually, it’s funny, right? The biggest technology enabler for 10-gig in the Data Center for copper was the ability to cancel cell phone and walkie-talkie interference. Our clear differentiator is the lowest power, zero-packet loss ability of our DSP in our 10GBase-T physical layer devices.

So, think about it this way, we announced the 10GBase-T product. The market essentially came to us and fundamentally we are able to now use that IP — once again, a key part of the server — a LAN is a key part of a server — to not only go and drive and have customer-sponsored NRE-bearing designs that we’re starting for the Data Center, but also make it part of X-Gene going forward.

Sandy Harrison —Wunderlich Securities, Inc.—Analyst

Got you. And then Bob, you talked — if you do the math, if you are at a midpoint of $51 million for December, then the suggestion to getting to the lower end of breakeven at $55 million would suggest an 8% sequential for the March quarter to get to breakeven. But you also intimated that you’re looking at managing or potentially doing something with the cost structure, as well as some of the expenses coming off here.

So as we model — recognizing you are not giving guidance, but as we model going forward, should we be modeling more towards a revenue number or more towards an expense number? Because either way, we can get to breakeven.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Yes, so I think your math number on the revenue is in the right ballpark, but no matter what you use, whether you use $55 million or $60 million, you won’t get there unless you take a reasonable bite out of the OpEx. And some of that we can do by tightening our belt on things; by having a lower number of tapeouts; by the reusable of some of the IP blocks. But some will be also done the good old-fashioned, more painful process. So, as I said, we’ll give more details about that in January.

Sandy Harrison —Wunderlich Securities, Inc.—Analyst

Okay. Thanks for taking my questions, guys.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Thanks.

Operator

Vijay Rakesh, Sterne, Agee.

Vijay Rakesh —Sterne, Agee & Leach, Inc.—Analyst

Hi guys. I’m completely sold on the X-Gene, so I’m not going to ask too many questions on that. But can you tell me — the near-term ramps, it is very good top end pickup and near-term on September, December here and even going into March. You mentioned copper PHys. What are — can you give some more granularity there, and what are the other markets you are seeing growth?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Well, I think we’ve given you guys a list of like 10 to 12 new products that we said we had completed, and all we’re really doing is confirming that those are now beginning to ramp. Okay, which is what we said should happen is that toward the end of this calendar year they would ramp, and that is what’s happening.

So I mean things are working out exactly as we’ve been saying for a couple of quarters. And I couldn’t be happier. Because I have my fingers crossed because it should work that way, but when it does actually work, you just kind of breathe a sigh of relief, right?

Vijay Rakesh —Sterne, Agee & Leach, Inc.—Analyst

Okay. And going back to the X-Gene side, you said late 2013 ramp, how are the pricing, how are you guys look at all the pricing, margin structure on those versus your traditional products?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

We aren’t going to announce pricing yet. What I can tell you is that we will price based on value-add relative to the market, meaning that we have no set number to margin to a specific gross margin level. We’re going to price to the market and to the value-add that we can bring.

So, for example, if I could cut the power in half, I don’t see any reason why have to sell it at discount to Intel, for example. Right? So we’ll get to that bridge because the world is always changing, so we’ll have to see what the market pricing and that is in the middle of next year and then more details and pricing and stuff like that on our product will come out.

Vijay Rakesh —Sterne, Agee & Leach, Inc.—Analyst

Got it, okay. And the last question here. On the licensing side, do you see any pickup there as you go through early next year, let’s say?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

I think the licensing will ramp probably from the current level of about $1 million to almost $2 million a quarter by the time we get to the last half of next year.

Vijay Rakesh —Sterne, Agee & Leach, Inc.—Analyst

Okay Guys. Thanks a lot.

Operator

(Operator Instructions).

Christian Schwab, Craig-Hallum Capital.

Christian Schwab —Craig-Hallum Capital Group—Analyst

Hey Guys, Congratulations on the execution. As we would — 10-gigabit ethernet copper PHys, how much revenue will you do this calendar year, and what do you think it could be next?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Basically none. We said this would ramp toward the end of next calendar year, Okay. But we have three design wins there, and one of them is very sizable, and the other two are good-size, put it that way.

Christian Schwab —Craig-Hallum Capital Group—Analyst

So how they — how big could it be in 2014?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

I think if you look at the total number of ports — I won’t answer it. I’ll give you kind of a market —.

Christian Schwab —Craig-Hallum Capital Group—Analyst

Give me like a broad — give me, a oh my god, Bob should be fired or somebody should be fired, and gosh, we just saved each other a bunch of money.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Actually, I will paint you the markets, right. I think last year, the total market — this has been an eight-year market cycle that is waiting to happen. So last year I think, the total industry shipped probably less than 20,000 to 30,000 units as a whole, right? Because of this interference problem, because of all the technology hurdles and the power hurdles, I believe that the technology will start to ramp with the second half of Romley taking effect in the Data Center. So you should look at the timing as being correct with the start of the technology being widely adopted.

But if you look at anybody’s forecast, whether it is IDC and Gartner and so forth, they’re talking about between 3 million and 8 million ports in 2014, right? In terms of the Data Center — I’m talking about both sides, right, we’re talking about 3 to 6 figures, if it is 3 million on the switch side, it is times 2 for the switch side.

So it’s a very, very nice market that is yet to ramp. But the amazing part about this — and the reason I’m excited about it is — it’s yet another part of the arsenal because as a Company now we have every single semiconductor component required to build a server. We are not dependent on anybody for anything.

Christian Schwab —Craig-Hallum Capital Group—Analyst

Would you remind us what the ASP is?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

So these things — I’ll give you a range. These things, depending on some features and other things, can go probably from $8 to $14 a port.

Christian Schwab —Craig-Hallum Capital Group—Analyst

How much PQX your datacenter interconnect at 10, 40-gig, how much of that did you ship in 2012, and how much of that will you ship in 2013?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Can you repeat the question again?

Christian Schwab —Craig-Hallum Capital Group—Analyst

On the PQX Data Center interconnect chip family, how much did you ship in 2012, and how does that look for the next couple of years?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

It’s still climbing, and I think it’s up about 25% year-to-year, for this year. And I think it will still climb double digits next year. In fact, I’m almost pretty comfortable with that.

Christian Schwab —Craig-Hallum Capital Group—Analyst

Right. Like from 1 million to 1.2 million, or what should we be thinking?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

No, PQX is probably north of $15 million a year.

Christian Schwab —Craig-Hallum Capital Group—Analyst

Perfect.

As we look to the X-Gene server interconnect family, so we’re going to tape that out. We’re going to start shipping in 2013, and we’re going to get to 2014 — just let me know where I’m going. We’ve said numerous times that we expect the Data Center product family — I’m going to go through all three of them, so you know where I’m going, between the PQX, the X-Gene and the Gearbox, which I think are probably the three primary growth drivers. When do we get to that potential $150 million to $200 million in incremental revenue above our base business? Just so you know why I’m asking all these questions.

So back to the X-Gene. As we look at that product family then, what kind of range of revenue could that be in 2014?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

So I think that in — I’m not sure if I want to go that far out at this point in time. I’ll just tell you that it’s tens of millions of dollars with the potential to be very explosive (1).

(2)-the $150 million to $200 million of revenue growth that we talked about previously was also in conjunction with about $100 million drop on the legacy side. So we were saying that we should get our business into the $250 million to $300 million timeframe in about a 24 to 30-month timeframe, and that excluded any of the X-Gene, and that was six to eight months ago when we said that.

So if you look at the Street models, most of you guys have us in the $240 million to $250 million range for next year. So I could almost argue we’re right at the bottom end of what we said, and that would be only about 18 months with another year even to get to the $300 million, which I don’t think would be unreasonable or at least that kind of path doesn’t appear to be unreasonable right now, not that I’m trying to give guidance for fiscal year 2014 just yet.

But I’m just saying I think if you follow the math, everything we promised in terms of the ramp of those and the direction that the numbers are going are headed right there. If we get to the $55 million number in the March quarter hypothetically, that’s going to put you out to the $220 million range right there on an annual run rate point of view.

So I think things are tracking really, really closely to exactly what we said.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Yes, just remember, Christian, that X-Gene unlocks a brand-new market, right? It’s at least – I mean, today the market is $1 billion for cloud servers. By 2014, that is going to be almost a $4.5 billion to $5 billion market for the open source cloud server category, right?

And so the earnings power of our Company is phenomenal because of what we can do with the portfolio of technology that we are bringing to bear on this high growth market.

Christian Schwab —Craig-Hallum Capital Group—Analyst

Right. And since you started teasing us earlier, I assume that you’ll elaborate next week about a substantial customer partnership regarding the X-Gene product, is that fair? Or is that —

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

There are key things relative to performance, to ecosystem partners, and we mentioned that we would announce one OEM or more relationships. But we also said by the end of the calendar year. So we’re not going to promise that is next week — maybe it is, maybe it isn’t. We’re not going to say.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Why don’t you come to ARM? We’ll talk to you there.

Christian Schwab —Craig-Hallum Capital Group—Analyst

I hear you. I hear you, Paramesh.

And then Gearbox, the optical interconnect at 100, is that something you guys are still super excited about, too?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Absolutely. If you look at it, I keep coming back to this line, and I will say it probably for the 10th time in this call.

From our perspective, our new products are really driving the growth, without X-Gene, right. Remember one thing. In spite of the macro, we are seeing the new products replacing our…two things: our legacy products, and getting us into the right Data Center market category that we defined we are going to go into when we first disclosed the ARM expenses.

So speaking from a very, very operating plan standpoint, we are — whatever we set out to do, we are doing it. It is never perfect, but guess what, for us to time every product to get NRE for these products, to get design wins locked in for our high touch optical module-type products, by the way, they are going into Data Centers. And by the way, believe it or not, fundamental technology is leveraged right into X-Gene. It is phenomenal from where I stand. It represents three years of work starting to make real significant adds to our top line, to our bottom line, and to our strategic solidification of a highly-differentiated, high earnings power, small cap Company.

Christian Schwab —Craig-Hallum Capital Group—Analyst

I get it. I get it. And then lastly, on gross margins, as the Data Center product family ramps as a percentage of revenue and, say, legacy old IBM technology kind of weans as far as a percentage of revenue, how good could gross margins get?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

So I still expect gross margins to kind of be in the 57% to 62% range over the next, say, six quarters in rough terms. But, as we’ve said all along, that’s a function of mix because we do have some lower-margin embedded processor stuff that we sell into the consumer arena. So it’s a little bit of the mix. And even though the PowerPC products will be slowing down over time here, it’s not like they’re going to go away. There’s still that old adage of the new stuff never ramps as fast as you think and the old stuff never dies as fast as you think.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Yes, but I think, to Bob’s point, let me give you one more piece of data. In my mind, I think we are at a point where all of our product cycles are trumping the macro to some extent.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Yes.

Christian Schwab —Craig-Hallum Capital Group—Analyst

Yes, congratulations on that. That’s all the questions I have, and congratulations on executing to a plan which has been, I think we all know, frustratingly long to come to fruition. Congratulations.

Bob Gargus —Applied Micro Circuits Corporation—SVP and CFO

Thank you.

Operator

Christopher Longiaru, Sidoti & Company.

Christopher Longiaru —Sidoti & Company—Analyst

Hi Guys, I’ll add my congratulations.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Thank you, Chris.

Christopher Longiaru —Sidoti & Company—Analyst

So a lot of my questions have been answered. I just have two really. First, will you be able to have a 28-nanometer product by next year? Did you say that, or did I miss that, or what is the timeframe on that?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Remember when we did the Veloce acquisition and we talked you at last year’s October TechCon, we said that we would follow it as with every server OEM, we have to follow the Tick-Tock model. So when we do a generation of server, it is for 40 and 28 together.

The relative timing of those we can talk about it. But when we talked about the investments, we always maintain that it is for Tick-Tock, and that’s the way server companies work. It’s usually two generations with one set of cores and one set of interconnects.

So that’s all I’ll say. More and more details to follow.

Christopher Longiaru —Sidoti & Company—Analyst

Okay, that’s fair. And I think there was an announcement by Calxeda just talking about having a 64-bit ARM competitive solution. Can you comment on that at all?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Who? I’m sorry, who did you ask —?

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Calxeda.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Calxeda was a fantastic early provider of 32-bit boxes. I think they seeded a lot of the interest for the ARM-based micro server market. I think they talked about a 2014 product release based on a yet un-productized ARM core. Please remember that we built our own core. We are not OEMing a core from ARM. Therefore, the performance differential is going to be ultra large.

We have, as we’ve said earlier on, we are building a very, very brawny ARM core, not a mobile core that can be licensed from the likes of ARM. And it’s a huge difference.

Plus, I will point you to the fact that our Company owns every single piece of analog, mixed signal and switch I/O from soup to nuts. I think that should — I mean there’s no – I mean from a product technology portfolio perspective, we are so far, far ahead. It’s like bringing a knife to a gunfight.

Christopher Longiaru —Sidoti & Company—Analyst

That’s fair.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

And Chris, I think the last I knew at least, ARM’s core isn’t projected to be done until sometime in the second half of next year. And even if somebody got a license that’s, a) general-purpose core, they still have to harden it, and they still have to put the other elements of any kind of SoC input/output or whatever around it before they have a core or before they have a solution on a chip.

So you’ve got to expect it’s going to take some time after that to not only do the work, get the chip back, de-bug it, whatever. There is a lot of — some of the competitors out there are arguing that they can pick up a license and get to finish silicon in 12 months. And I think if you talk to the more skilled or learned people on it, it is kind of like nobody really believes that’s possible.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Yes, bar none, right. If you look at it, how many people have the networking portfolio that our Company has that is shipping for revenue in 40- and 28-nanometer today? Almost nobody does. You talk about ARM competitors, I say who has mixed signal and 100-gig analog, along with packet processing assets and a huge Data Center PHy asset base?

Christopher Longiaru —Sidoti & Company—Analyst

Are you basically saying that you have pretty much a 12- to 18-month head start on anybody?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

I would say two to two and a half years.

Christopher Longiaru —Sidoti & Company—Analyst

You’d say two to two and a half years. Okay. That’s great. That’s very helpful, guys. Well, thank you very much. That’s helpful, and congratulations, again. Great quarter.

Bob Gargus —Applied Micro Circuits Corporation—SVP, CFO & Primary IR Contact

Thanks, Chris.

Operator

Brian Thonn, Kingdom Ridge Capital.

Brian Thonn —Kingdom Ridge Capital—Analyst

Hi Guys, thanks for taking the question. Two questions for you. First off, Paramesh, you were just mentioning — and you’ve mentioned a couple of times prior — about how you got mixed signal expertise that others don’t have. Could you drill down a little bit on that? What does that actually mean? What features, what parts do you have that others either don’t have or what they have is, in your mind, inferior to what you offer?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Yes, so I think — let me take you back. I think the best analogy to provide, Brian, is, if you look at the wireless market, very few people in the wireless market -— and the winners in the wireless market, like the Qualcomm’s of the world, are differentiated on two pieces of technology, their radio technology, which I call analog, and their baseband technology, which I call mixed signal. Why? Because those are the two technologies that either let you become differentiated and have large power to trounce competition in the market, but they’re also key ingredients to building the lowest-power wireless handset or the lowest-power wireless base station.

Now, if you come to the server and datacenter market, substitute radios with fiber optics — and by the way, substitute the air with a cable, because light has to travel through a fiber — and substitute the fiber optics with copper, because sometimes data has to travel over wires.

So we have all of the pipe technology that you need to get data in and out of a server, whether it is backplane, whether it is twisted pair or copper, or whether it is fiber optics. What that does is give us — again, that is the basis for our base business today. And again, when Bob was talking about the $150 million to $200 million of earning power that we are going to get over the next 24 months, that is because of those constituent technologies.

Now combine that with ground-breaking processor cores and a ground-breaking terabit fabric, what you get is a very unique, non — I would almost say unique single-source Company in the world that has the ability to provide the pipes in and out of a CPU; the pipes in and out of memory; all of the analog. Because when you’re dealing with things like — we’re building 40-gigabit and 100-gigabit per second backplanes that will tie a bunch of server chips together. Guess what? That is 10x what an RF or a baseband company builds today in a base station.

So the earnings power for us to be a large, mid-cap company, coupled with the fact that we’re extremely unique in being the only Company on the planet who offers fiber optics, copper, kind of communications, backplane communications, along with a CPU core that is revolutionary and a fabric, puts us in a very, very, very highly differentiated, unique point to have a very large earnings power funnel in front of us. Did I answer the question?

Brian Thonn —Kingdom Ridge Capital—Analyst

Yes, that helps me understand.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

This is Bob. For some of the not-so-technical people out there, the simple way to look at this is we’ve talked all along about tomorrow’s servers being about latency and data movement, not about being compute-intensive. And in order to move data, you need bigger pipes. So the combination of being able to supply the bigger pipes with the right level of computing is what X-Gene is all about.

Brian Thonn —Kingdom Ridge Capital—Analyst

That’s good. Thanks a lot. That’s very helpful, Bob.

And my second question is, there’s been a lot of talk about software in today’s Red Hat announcement. Obviously, it’s a positive. Can you help kind of break it down a little bit around how that helps you bridge the gap between where you are today and actual people — customers using your product, and other differences in terms of software that’s used, say, in an Internet Data Center versus what’s used in a typical enterprise? Can you just help explain a little bit what the barriers are to getting revenue in the Internet Data Center from a software perspective and kind of how this helps you bridge that?

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Yes, that is actually — let me try to break that down into two pieces. One is, remember, that X-Gene is targeted at the cloud, right. So the cloud equals the Internet Data Center, which is the largest growth segment of the entire server market. The cloud also dictates that it is open source. So Linux, Apache, Hadoop, things like Cloudera, all of those components, which are going to be — I asked myself the question, what is going to help ship my first 50,000 or 100,000-unit X-Gene chips, right?

In order to do that, the most important thing is to have a stable, open source operating system with an open source tool chain — with an open source, fully supported, complete suite of application-ready OS stubs, and that is what today’s announcements represented.

So Red Hat is an enterprise software company, but Fedora represents the first step for the first — okay, if you’re going to go to a cloud Data Center, the likes of guys like — I’ll make it up — like a Rackspace or a Joyent or people who are adopting micro servers in the cloud, the minimum they would expect is Fedora. Because that tells us that we can have a complete framework that is running today being easily transposed to an ARM 64-bit-based cloud micro server. So it is the number one proof point that says that the road to revenue is paved for the cloud Data Center and the Internet Data Center.

Now, what it also signifies is companies such as Red Hat don’t go off and do something like this unless they see a map toward the enterprisation of the cloud. In other words, I’m speaking generically here, but those types of companies get revenues from the enterprise. Why? Because the enterprise is shifting a lot of their Data Centers into the cloud.

So one would see this as being another huge proof positive to the fact that this signals the start of the change of thinking from being, oh, we’re just going to go after Internet Data Centers; but Phase 2 is now visible because Phase I has become a reality. Did I answer your question?

Brian Thonn —Kingdom Ridge Capital—Analyst

No, that helps. I’ll have to follow up with you off-line to understand that better.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Yes, this is Bob. I’ll just add, too, if people are looking for proof points, you know, it’s not just Red Hat. I’m sure you’ll see others as we promised over the next 90 days or sooner. And I think if imitation is the greatest form of flattery, look how much discussion on the ARM 64-bit has mushroomed and how many new licensees and people asserting that they are going to do things and all of this, but it’s like two years after we entered the race. Okay?

And so now it has become like everybody is promising to do it.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Yep.

Brian Thonn —Kingdom Ridge Capital—Analyst

Great. Okay. Thank you very much, guys.

Paramesh Gopi —Applied Micro Circuits Corporation—President & CEO

Thank you, Brian.

Operator

And there are no more questions at this time. I’d like to turn the call back to Mr. Bob Gargus, Senior Vice President and CFO, for closing remarks.

Bob Gargus —Applied Micro Circuits Corporation – SVP and CFO

Well, thank you. We’d like to thank all of you for your participation today. There will be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by calling 888-286-8010 and entering the reservation number 60491743. We will also file a copy of the script in an 8-K with the SEC in the next few days.

Please feel free to call me if you have any additional questions. Again, thank you for your participation on the call today, and have a nice evening.

Operator

Thank you, once again, everyone, for participating. This concludes today’s call. You may now disconnect, and have a great day.